Exhibit 5.1


                                  July 28, 2005

Checkpoint Systems, Inc.
101 Wolf Drive
P.O. Box 188
Thorofare, New Jersey 08086

            RE: REGISTRATION STATEMENT ON FORM S-8 FOR 423 EMPLOYEE STOCK PURCHASE PLAN

Ladies and Gentlemen:

         We have acted as special counsel to and for Checkpoint Systems, Inc., a Pennsylvania corporation (the "Company"), for purposes of providing this legal opinion in connection with the Company's filing with the Securities and Exchange Commission of a registration statement on Form S-8 (the "Registration Statement"), for the purpose of registering under the Securities Act of 1933, as amended, 250,000 shares (the "Shares") of the Company's common stock, $.10 par value per share (the "Common Stock"), issuable under the Checkpoint Systems, Inc. 423 Employee Stock Purchase Plan (the "Plan").

         In our capacity as special counsel, we have been requested to render the opinions set forth in this letter and, in connection therewith, we have reviewed the following documents: (i) the Plan certified by the Secretary of the Company, (ii) the Articles of Incorporation of the Company, as amended ("Articles of Incorporation"), certified by the Secretary of the Commonwealth of the Commonwealth of Pennsylvania on February 18, 2005 and certified by the Secretary of the Company to have not been amended and to be in full force and effect as of the date hereof, (iii) certain minutes of a meeting of the Board of Directors of the Company held on February 17, 2004 and February 18, 2004, certified as true and correct by the Secretary of the Company as of the date hereof, (iv) certain minutes of a meeting of the shareholders of the Company held on April 29, 2004, certified as true and correct by the Secretary of the Company as of the date hereof, (v) a Secretary's Certificate executed by the Secretary of the Company, dated as of the date hereof, and (vi) Amended and Restated Bylaws of the Company, as amended, certified as true and correct by the Secretary of the Company as of the date hereof.

         In rendering this opinion, we have assumed and relied upon, without independent investigation, (i) the authenticity, completeness, truth and due authorization and execution of all documents submitted to us as originals, (ii) the genuineness of all signatures on all documents submitted to us as originals, and (iii) the conformity to the originals of all documents submitted to us as certified or photostatic copies.

         The law covered by the opinion expressed herein is limited to the statutes, judicial and administrative decisions and rules and regulations of the governmental agencies of the Commonwealth of Pennsylvania. This opinion letter is given only with respect to laws and regulations presently in effect. We assume no obligation to advise you of any changes in law or regulation which may hereafter occur, whether the same are retroactively or prospectively

July 28, 2005
Page 2

applied, or to update or supplement this letter in any fashion to reflect any facts or circumstances which hereafter come to our attention.

         Based upon, and subject to, the foregoing, we are of the opinion that the Shares, when issued pursuant to and in accordance with the Plan, will be validly issued, fully paid and nonassessable.

         We hereby consent to the use of this opinion as an exhibit to the Registration Statement.



                                    Very truly yours,

                                    STRADLEY, RONON, STEVENS & YOUNG, LLP


                                    By:  /s/ Eric D. Schoenborn
                                         --------------------------------------
                                         Eric D. Schoenborn, A Partner


                                       2